Exhibit 10.1

MUTUAL AGREEMENT OF UNDERSTANDING

The undersigned (the “Parties”) enter into this Mutual Agreement of Understanding (the “MAU”) to clarify previous actions agreed to by the Parties as well as the matters included herein.

On February 14, 2019, by Unanimous Written Consent the Board of Directors of the Ozop Surgical Corp. (the “Company”) adopted the following resolutions:

·	to terminate any acquisition of YJT., or to pursue any other commercial activities in the Peoples Republic of China at this time;

·	Whereas OZOP Surgical AG invested in a WOFE in China in 2017 and the Company no longer wishes to incur ongoing expenses to maintain this structure nor spend time and additional resources complying with PRC regulations concerning this enterprise, nor is it any part of the current or immediate future business focus, Eric is authorized to shut down this entity or dispose of it in any manner that he chooses such that the Company is no longer legally or financially tied to this entity. If Eric Siu is successful in selling the WOFE to a third party, the net proceeds will be wired to the bank account of OZOP Surgical Limited (HK); and

·	Whereas the board has decided that it is in the best interests of the Company to suspend ongoing operations in Hong Kong and reduce the ongoing expenses of maintaining OZOP Surgical Limited, a wholly owned Hong Kong subsidiary, in suspense until such time it serves an ongoing business purpose. The Company re iterates it is responsible for any past and ongoing expenses to maintain this legal entity. Eric is authorized to take whatever actions are necessary to reduce ongoing expenses.

Additionally, the Parties hereby agree of the following:

·	the Corporation approves and ratifies all of Mr. Eric Siu’s and his related parties’ efforts at pursuing medical devise sales in greater China on his and their own account;

·	As a Director of the Company, Mr. Siu is included and entitled to indemnification allowable under the full extent of the law and as provided for in the Company’s Amended and Restated Articles of Incorporation with the Secretary of State of Nevada and the Corporation’s Bylaws.

·	the Parties agree to confirm and settle amounts owed to Mr. Siu and Mr. Siu’s related parties from the Corporation. Such amounts are currently estimated as follows:

o	the Corporation owes Mr. Eric Siu the sum of HK$1,065,178 (per the accountant’s spreadsheet);

o	the Corporation owes ACL, Ltd., the sum of HK$1,152,712.80, the Hong Kong Salary HKD174,500 (per the accountant’s spreadsheet), USA Salary up to Dec 2018, USD$61,632;

All above amounts are to be reconciled and confirmed upon completion of the audit of the Company as of December 31, 2018, for which Mr. Siu will cooperate completely and provide all documents requested from the Company and the Company’s auditors. The Company will pay these amounts on a schedule to be mutually agreed and based upon the receipt of investment funds.

OZOP SURGICAL CORP.

/s/ Michael Chermak	/s/ Eric Siu
By: Michael Chermak	Eric Siu
Its: Chief Executive Officer

Date: February 27, 2019	Date: February 27, 2019